EXHIBIT 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholder

of Jacobs Entertainment, Inc.

Golden, Colorado

We have audited the accompanying consolidated balance sheets of Jacobs Entertainment, Inc. and subsidiaries (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Jacobs Entertainment, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements give retrospective effect to the Company’s ownership interests in the Nautica Peninsula Land parking lot business and the Cash Magic Amite, LLC video poker truck stop acquired on April 2, 2012 and June 29, 2012, respectively, as combinations of entities under common control, as described in Notes 1 and 4 to the consolidated financial statements.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 30, 2012

(October 12, 2012 as to Notes 1 and 4)

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2011 and 2010

(Dollars in thousands)

	2011 (As adjusted, see Note 4)	2010 (As adjusted, see Note 4)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,397	$24,868
Restricted cash	1,225	1,239
Accounts receivable, net of allowance for doubtful accounts of $973 and $875, respectively	3,297	3,272
Due from affiliates	225	1,941
Inventory	3,994	4,033
Other current assets	2,934	3,059

Total current assets	37,072	38,412

PROPERTY, PLANT AND EQUIPMENT:
Land and improvements	67,638	66,923
Buildings and improvements	204,330	200,843
Equipment, furniture and fixtures	111,063	105,447
Leasehold improvements	3,232	3,213
Construction in progress	715	1,033

	386,978	377,459
Less accumulated depreciation	(156,056)	(129,958)

Property, plant and equipment, net	230,922	247,501

OTHER NONCURRENT ASSETS:
Goodwill	50,844	53,021
Identifiable intangible assets, net	8,675	8,479
Debt issue costs, net	2,826	5,016
Investment in equity securities	1,521	1,652
Other assets	2,025	1,734

Total other noncurrent assets	65,891	69,902

TOTAL	$333,885	$355,815

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,345	$8,558
Accrued expenses	18,661	17,132
Due to affiliates	5,446	4,306
Current portion of long-term debt and capital lease obligations	13,306	23,018

Total current liabilities	45,758	53,014
Long-term debt and capital lease obligations	286,066	296,381
Other noncurrent liabilities	1,211	1,114

Total liabilities	333,035	350,509

COMMITMENTS AND CONTINGENCIES (Note 8)
EQUITY:
Class A Common stock, $.01 par value; 1,800 shares authorized, 1,320 shares issued and outstanding as of December 31, 2011 and 2010	—	—
Class B Common stock, $.01 par value; 200 shares authorized, 180 shares issued and outstanding as of December 31, 2011 and 2010	—	—
Additional paid-in capital	39,269	33,814
Accumulated deficit	(38,419)	(29,837)

Total stockholder’s equity of Jacobs Entertainment, Inc.	850	3,977
Noncontrolling interest	—	1,329

Total equity	850	5,306

TOTAL	$333,885	$355,815

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

(Dollars in thousands)

	2011 (As adjusted, see Note 4)	2010 (As adjusted, see Note 4)	2009 (As adjusted, see Note 4)
REVENUES
Gaming:
Casino	$143,895	$140,265	$139,766
Truck stop	75,788	73,795	76,159
Pari-mutuel	27,920	27,669	32,276
Food and beverage	29,162	30,184	31,943
Convenience store—fuel	119,548	95,852	73,370
Convenience store—other	14,992	14,155	15,551
Hotel	3,856	3,806	3,607
Other	6,018	6,603	6,630

Total revenues	421,179	392,329	379,302
Less: Promotional allowances	(37,040)	(35,921)	(35,317)

Net revenues	384,139	356,408	343,985

COSTS AND EXPENSES
Gaming:
Casino	49,672	48,871	47,348
Truck stop	44,888	44,824	46,668
Pari-mutuel	22,374	21,757	26,077
Food and beverage	14,625	15,133	15,463
Convenience store—fuel	113,210	89,817	69,301
Convenience store—other	19,821	18,052	18,822
Hotel	790	799	865
Marketing, general and administrative	65,733	64,628	67,498
Unrealized loss (gain) on change in fair value of investment in equity securities	131	(594)	309
Impairment of long-lived assets	10,065	—	—
Goodwill impairment	2,177	3,444	5,512
Depreciation and amortization	21,751	22,694	22,799

Total costs and expenses	365,237	329,425	320,662

OPERATING INCOME	18,902	26,983	23,323
Interest income	21	26	28
Interest expense	(27,479)	(28,442)	(28,004)

NET LOSS	(8,556)	(1,433)	(4,653)
Net income of subsidiaries attributable to the noncontrolling interest	(26)	(42)	(63)

NET LOSS ATTRIBUTABLE TO JACOBS ENTERTAINMENT, INC.	$(8,582)	$(1,475)	$(4,716)

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

(Dollars in thousands)

	Jacobs Entertainment, Inc. Stockholder
	Common Stock*	Additional Paid-in Capital	Accumulated Deficit	Noncontrolling Interest	Total
BALANCES, JANUARY 1, 2009 (As adjusted, see Note 4)	$—	$38,888	$(23,646)	$1,486	$16,728
Capital contribution		1,008			1,008
Distributions		(3,244)		(46)	(3,290)
Acquisition of noncontrolling interest				(212)	(212)
Net (loss) income ** (As adjusted, see Note 4)			(4,716)	63	(4,653)

BALANCES, DECEMBER 31, 2009 (As adjusted, see Note 4)	$—	$36,652	$(28,362)	$1,291	$9,581
Capital contributions		962			962
Distributions		(3,800)		(4)	(3,804)
Net (loss) income ** (As adjusted, see Note 4)			(1,475)	42	(1,433)

BALANCES, DECEMBER 31, 2010 (As adjusted, see Note 4)	$—	$33,814	$(29,837)	$1,329	$5,306
Capital contributions		22,410			22,410
Distributions		(16,955)			(16,955)
Acquisitions of noncontrolling interest				(1,355)	(1,355)
Net (loss) income ** (As adjusted, see Note 4)			(8,582)	26	(8,556)

BALANCES, DECEMBER 31, 2011 (As adjusted, see Note 4)	$—	$39,269	$(38,419)	$—	$850

*	The par value amount of the Jacobs Entertainment, Inc. 1,320 shares of Class A common stock and 180 shares of Class B common stock outstanding for the periods presented is less than $500 and is therefore presented as $0 due to rounding.
**	For the years ended December 31, 2011, 2010 and 2009, comprehensive income (loss) is equal to net income (loss).

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

(Dollars in thousands)

	2011 (As adjusted, see Note 4)	2010 (As adjusted, see Note 4)	2009 (As adjusted, see Note 4)
OPERATING ACTIVITIES:
Net loss	$(8,556)	$(1,433)	$(4,653)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,751	22,694	22,799
Impairment of long-lived assets	10,065	—	—
Goodwill impairment	2,177	3,444	5,512
Unrealized loss (gain) on change in fair value of investment in equity securities	131	(594)	309
Loss on sale of equipment	32	27	213
Deferred financing cost amortization	2,190	2,179	1,668
Other	—	6	9
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	14	(90)	302
Accounts receivable, net	(127)	19	(118)
Inventory	39	(425)	(130)
Other assets	(247)	(419)	125
Accounts payable	(641)	1,458	(1,696)
Accrued expenses and other noncurrent liabilities	2,383	482	(1,956)
Due from/to affiliates	935	1,341	1,279

Net cash provided by operating activities	30,146	28,689	23,663

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(12,308)	(11,804)	(16,503)
Proceeds from sale of equipment	161	338	391
Purchases of device rights	(1,799)	(901)	(1,203)
Acquisition of noncontrolling interest	—	—	(212)

Net cash used in investing activities	(13,946)	(12,367)	(17,527)

FINANCING ACTIVITIES:
Payments to obtain financing	—	(1,500)	(555)
Proceeds from issuance of debt	800	—	—
Proceeds from revolving line of credit	40,800	24,000	29,463
Payments on long-term debt	(2,213)	(3,539)	(2,528)
Payments on revolving line of credit	(37,400)	(31,500)	(27,000)
Acquisition of noncontrolling interest	(2,107)	—	—
Contributions from stockholder	63	95	66
Distributions to stockholder	(15,614)	(3,804)	(3,290)

Net cash used in financing activities	(15,671)	(16,248)	(3,844)

NET INCREASE IN CASH AND CASH EQUIVALENTS	529	74	2,292
CASH AND CASH EQUIVALENTS—Beginning of year	24,868	24,794	22,502

CASH AND CASH EQUIVALENTS—End of year	$25,397	$24,868	$24,794

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$24,747	$25,932	$26,237

Non-cash investing and financing activities:
Capital contributions for liabilities paid by affiliate in connection with acquisitions (see Note 4)	$22,347	$867	$942

Capital distributions for assets retained by affiliate in connection with acquisitions (see Note 4)	$1,341	$—	$—

Non-cash additions to property	$1,936	$1,518	$1,193

Acquisition of property under note payable agreement	$—	$120	$—

See notes to consolidated financial statements.

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2011 and 2010, AND FOR THE

YEARS ENDED DECEMBER 31, 2011, 2010 and 2009

(Dollars in thousands)

1.	BUSINESS AND ORGANIZATION

Jacobs Entertainment, Inc. (“JEI,” the “Company,” “us,” “our,” or “we”) was formed on April 17, 2001 to become a geographically diversified gaming and pari-mutuel wagering company with properties in Colorado, Nevada, Louisiana and Virginia. We are a wholly-owned subsidiary of Jacobs Investments, Inc. (“JII”) and a Qualified Subchapter S-Corporation Subsidiary under the Internal Revenue Code of 1986, as amended. Jeffrey P. Jacobs, our Chief Executive Officer (“CEO”), and his family trusts own 100% of JII’s outstanding Class A and Class B shares. Our CEO and his affiliates are referred to herein as “Jacobs.”

We currently own and operate five casinos through wholly-owned subsidiaries. Our casinos include The Lodge Casino at Black Hawk (“The Lodge”) and the Gilpin Hotel Casino (“Gilpin”), both in Black Hawk, Colorado, the Gold Dust West in Reno, Nevada (“Gold Dust West-Reno”), the Gold Dust West in Carson City, Nevada (“Gold Dust West-Carson City”) and the Gold Dust West-Elko in Elko, Nevada (“Gold Dust West-Elko”). JEI also owns and operates 22 video poker truck stops in Louisiana, which are collectively referred to as “truck stops.” We also receive a percentage of gaming revenue from an additional video poker truck stop. Finally, JEI owns and operates a horse racing track with ten satellite wagering facilities (one of which is temporarily closed) in Virginia through a wholly-owned subsidiary, Colonial Holdings, Inc. (“Colonial”).

During 2012 and 2011, we completed several related party acquisitions which were accounted for as combinations of entities under common control. Accordingly, the accompanying consolidated financial statements have been retroactively adjusted to include the operations of these businesses from January 1, 2009. See Note 4.

2.	SIGNIFICANT ACCOUNTING POLICIES

Consolidation—The accompanying consolidated financial statements include the accounts of JEI and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation. We have evaluated subsequent events through the date on which the financial statements are issued.

Cash and Cash Equivalents—We consider all demand deposits and time deposits with original maturities of three months or less to be cash equivalents.

Restricted Cash—Amounts due under agreements with the Virginia Horsemen’s Benevolent and Protective Association, Inc. and the Virginia Harness Horse Association are accrued based on the terms of the agreements. Funds for purses for future live race meets are held in restricted cash accounts.

Accounts Receivable—Our accounts receivable balances primarily consist of receivables from convenience store fuel sales on account. Generally, our receivables are collected within two months, and we have had minimal bad debt losses. We routinely assess the recoverability of all material receivables to determine their collectibility.

Inventory—Inventory consists of food, beverages, and uniforms at our casinos and fuel, convenience store, and restaurant items at our video poker truck stop operations, and is recorded at the lower of cost (first-in, first-out method) or market.

Property, Plant, and Equipment—Property, plant, and equipment are stated at historical cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are depreciated, using the straight-line method, over the shorter of the lease term or the useful life of the asset. Estimated useful lives used are as follows:

Land improvements	20-40 years
Buildings and improvements	5-40 years
Equipment, furniture and fixtures	2-20 years
Leasehold improvements	5-25 years

Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on disposal of assets are recognized as incurred. Depreciation expense recorded for the years ended December 31, 2011, 2010 and 2009 was $20,148, $20,841 and $20,460, respectively.

Goodwill—Goodwill represents the excess purchase price over the fair value of the net identifiable assets acquired related to third party acquisitions. See Note 3.

Identifiable Intangible Assets—Identifiable intangible assets are comprised of revenue rights, device use rights associated with video poker machines used at each video poker truck stop, and restriction agreements associated with certain video poker truck stop acquisitions. Revenue rights are amortized on a straight line basis over 50 years, representing the term of the related agreement. Device use rights are amortized on a straight line basis over five years, representing the terms of the related agreements. Restriction agreements are amortized on a straight line basis over five or ten years, representing the terms of the related agreements.

Debt Issue Costs—Costs that are incurred by us in connection with the issuance of debt are capitalized and amortized to interest expense, using the effective interest method, over the expected terms of the related debt agreements.

Investments in Equity Securities—Investments in equity securities are recorded at fair value and included in other noncurrent assets. See Note 6.

Slot Club Liability—Our casinos offer customers the ability to become members in their respective slot clubs. Once a member, the customer can insert a special card into slot and video poker machines while playing in our casinos to earn “points.” Based on their point totals, members receive various cash rewards and gift prizes. We accrue a liability based on the points earned by the members of the slot clubs with the associated reduction in revenues recorded to Promotional Allowances (see below). Redemptions are deducted from the accrued liability. The slot club liability is a component of accrued expenses in the accompanying consolidated balance sheets.

Outstanding Gaming Chip and Token Liability—When customers exchange cash for gaming chips and tokens, we have a liability as long as those chips and tokens are not redeemed or won by the house. That liability is established by determining the difference between the total chips and tokens placed in service and the actual inventory of chips and tokens in custody or under the control of the casinos. The chip and token liability is adjusted periodically to reflect an estimate of chips and tokens that will never be redeemed, such as chips and tokens that have been lost or taken as souvenirs and is reflected as a component of accrued expenses in the accompanying consolidated balance sheets.

Revenue—Casino—Casino revenues are the net winnings from gaming activities, which is the difference between gaming wins and losses. Jackpots, other than the incremental amount of progressive jackpots, are recognized at the time they are won by customers. We accrue the incremental amount of progressive jackpots as the progressive machine is played and the progressive jackpot amount increases, with a corresponding reduction of casino gaming revenues.

Revenue—Video Poker Truck Stop—Video poker revenue is the net winnings from gaming activities of our video poker truck stops, which is the difference between gaming wins and losses.

Revenue—Pari-Mutuel—Pari-mutuel revenue includes our share of pari-mutuel wagering on live races after payments of amounts returned on winning wagers, and our share of wagering from import and export simulcasting at our racing centers.

Revenue—Food and Beverage—We recognize food and beverage revenue at the time that goods or services are rendered.

Revenue—Convenience Store—Fuel and Other—We recognize revenue at the time of sale for fuel and convenience store items.

Revenue—Hotel—We recognize hotel revenue at the time rooms are provided to customers.

Revenue—Other—Other revenue consists of ATM commissions, cash advance commissions, miscellaneous vending commissions, rental income, admission charges, and program and concession sales at Colonial’s live racing events. Other revenues are recognized at the time services are provided to patrons.

Promotional Allowances—Gross revenues include the retail amount of rooms, food and beverages, and other goods and services provided gratuitously to customers. When computing net revenues, the retail amount of rooms, food and beverages and coupons, as well as slot club player points earned, is deducted from gross revenues as promotional allowances. The estimated cost of such complimentary services in our casino operations for rooms, food, and beverages is charged to casino operations. The estimated cost of such complimentary services in our video poker truck stops related to video poker operations for food and beverages is charged to video poker truck stop operations. The estimated cost of such complimentary services in our video poker truck stops related to fuel operations for food and beverages is charged to convenience store operations. The estimated costs of such complimentary services charged to casino operations, video poker truck stop operations and convenience store operations, respectively, are as follows:

	Years Ended December 31
	2011	2010	2009
Casino operations	$14,587	$13,978	$14,100
Video poker truck stop operations	2,614	2,486	2,510
Convenience store operations	419	486	279

Income Taxes—We have elected for income tax purposes to be treated as a Qualified Subchapter S-Corporation Subsidiary under the Internal Revenue Code of 1986, as amended, and, consequently, no current or deferred income taxes have been reflected in the accompanying consolidated financial statements as these taxes are the responsibility of the stockholder.

Long-Lived Assets—We periodically evaluate our long-lived assets, including property, plant and equipment and identifiable intangibles, for potential impairment. If an impairment is indicated, such impaired assets are written down to their estimated fair value. For the years ended December 31, 2011, 2010 and 2009, we determined that there was no impairment of our long-lived assets other than those discussed in Notes 3 and 11.

During 2011 and 2010, based on operating results, we were required, pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360, Property, Plant and Equipment, to assess our ability to recover the recorded cost of the Gold Dust West-Carson City and Virginia long-lived assets. We prepared a cash flow analysis based on management’s best estimates in an effort to assess the likelihood of recovering the cost of these assets. Based on these projections and the related underlying assumptions for Gold Dust West-Carson City, as well as our knowledge of the Carson City market, we believe that we will not be able to fully recover the carrying cost of these assets, and therefore, Gold Dust West-Carson City recorded an impairment of long-lived assets totaling $10,065 in 2011. Based on the cash flow projections and the related underlying assumptions for Virginia, as well as our knowledge of the Virginia market, we believe that we will be able to recover the carrying cost of these assets and no impairment currently exists. However, future events such as actual performance versus projected performance, continued market decline, increased and/or changing competitive forces, or other unforeseen events could change our estimates and cause us to recognize an additional impairment in the carrying value of the Gold-Dust West-Carson City or Virginia long-lived assets in future periods. Such an impairment could be material to our financial position and results of operations.

Use of Estimates—The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We periodically evaluate our policies, and the estimates and assumptions related to such accounting principles. All of our subsidiary companies operate in a highly regulated industry. Our operations are subject to regulations that describe and regulate operating and internal control procedures. The majority of gaming revenue is in the form of cash which by nature does not require complex estimations. We estimate certain liabilities with payment periods that extend for longer than several months. Such estimates include, but are not limited to, the self-insured medical, workers compensation liabilities, slot club liabilities, chip and token liabilities and litigation costs. We believe that these estimates are reasonable based on past experience with the business and based upon assumptions related to possible outcomes in the future. Actual results, however, could differ from those estimates.

New Accounting Guidance—In December 2010, the FASB issued Accounting Standards Update No. 2010-29, Business Combinations: Disclosure of Supplementary Pro Forma Information for Business Combinations (“ASU 2010-29”), which provides amendments to FASB ASC Topic 805, Business Combinations. The objective of ASU 2010-29 is to clarify and expand the pro forma revenue and earnings disclosure requirements for business combinations. ASU 2010-29 was effective for fiscal years beginning after December 15, 2010. We adopted ASU 2010-29 effective January 1, 2011, which did not have a material impact on our consolidated financial statements.

New authoritative accounting guidance under FASB ASC Topic 924, Entertainment-Casinos (“ASC Topic 924”), clarified existing literature that an entity should accrue jackpot liabilities and charge to revenues when an entity has the obligation to pay the jackpot (or a portion thereof as applicable). This guidance applies to both base jackpots and the incremental portion of progressive jackpots. The standard was effective for us on January 1, 2011. The adoption of this standard did not have a material impact on our consolidated financial statements.

In May 2011, the FASB issued new fair value measurement authoritative guidance that clarifies the application of fair value measurement and disclosure requirements and changes particular principles or requirements for measuring fair value. This guidance is effective for interim and annual periods beginning after December 15, 2011. We are currently evaluating the provisions of this guidance and assessing the impact, if any, it may have on our fair value disclosures.

In June 2011, the FASB issued new authoritative guidance that states an entity that reports items of other comprehensive income has the option to present the components of net income and comprehensive income in either one continuous financial statement, or two consecutive financial statements. This guidance is effective for interim and annual periods beginning after December 15, 2011. The adoption of this guidance would only impact our consolidated financial statements if we have components of comprehensive income besides net income (loss) in the future.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08, Intangibles – Goodwill and Other: Testing Goodwill for Impairment (“ASU 2011-08”), which provides amendments to FASB ASC Topic 350, Intangibles – Goodwill and Other. The objective of ASU 2011-08 is to simplify how entities test goodwill for impairment. The amendment provides an entity with the option to first assess qualitative factors to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test described in ASC Topic 350. ASU 2011-08 is effective for interim and annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We are currently evaluating the provisions of this guidance and assessing the impact, if any, it may have on our goodwill impairment test.

3.	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

We test goodwill for impairment as of September 30 each year or when circumstances indicate it is necessary. Testing compares the estimated fair values of our reporting units to the reporting units’ carrying values. We consider a variety of factors when estimating the fair value of our reporting units, including estimates about the future operating results of each reporting unit, multiples of EBITDA (earnings before interest, income taxes, depreciation and amortization), investment banker market analyses, and recent sales of comparable business units, if such information is available to us. A variety of estimates and judgments about the relevance and comparability of these factors to the reporting units are made. As of September 30, 2011, 2010 and 2009, prior to our acquisitions from a related party (see Note 4), we determined the carrying value of the goodwill at two of our video poker truck stops was impaired. Consequently, we recorded goodwill impairment charges of $2,177, $3,444 and $5,512 during the years ended December 31, 2011, 2010 and 2009, respectively. There have been no circumstances subsequently to indicate any additional impairment testing is required.

The changes in the carrying amount of goodwill for the years ended December 31, 2011 and 2010 are as follows:

	2011	2010
Balance as of beginning of year	$53,021	$56,465
Goodwill impairment during the year	(2,177)	(3,444)

Balance as of end of year	$50,844	$53,021

In addition, as of September 30, 2011, we have reassessed the useful lives of our identifiable intangible assets without any change to the previously established amortization periods of such assets.

Identifiable intangible assets as of December 31, 2011 and 2010 consist of the following:

		2011			2010
	Weighted Average Remaining Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Revenue rights	40.00	$6,000	$1,200	$4,800	$6,000	$1,080	$4,920
Device use rights	2.25	12,573	9,081	3,492	11,367	8,281	3,086
Restriction agreements	4.73	850	467	383	850	377	473

Total		$19,423	$10,748	$8,675	$18,217	$9,738	$8,479

Aggregate amortization expense of identifiable intangible assets was $1,603, $1,848, and $2,326 for the years ended December 31, 2011, 2010 and 2009, respectively.

Estimated amortization expense for the years ending December 31 (in thousands):

2012	$1,494
2013	1,082
2014	837
2015	733
2016	328
Thereafter	4,201

Total	$8,675

4.	RECENT ACQUISITION ACTIVITY

Acquisition of Nautica Properties

During July 2006, we acquired from affiliated parties options to lease and options to purchase certain businesses and their related assets, including various parcels of land, buildings and related improvements, on the west bank of the Cuyahoga River in Cleveland, Ohio. We refer to these businesses and their related assets, covering an aggregate of approximately 624,000 square feet of land (14.4 acres) and a building comprised of 47,380 square feet of net rentable space, as the Nautica Properties.

Since January 2009, we have exercised all of our options on the Nautica Properties and have acquired the Sugar Warehouse, Flats Development, Nautica Phase 2, Sycamore & Main and Nautica Peninsula Land parking lot and property management businesses from related parties. On April 2, 2012, we acquired an additional parking lot business from Nautica Peninsula Land. Our CEO controlled each of these businesses prior to acquisition. These acquisitions and their related business were accounted for as combinations of entities under common control. Therefore, the portion of each business acquired from related parties have been recorded at the historical cost bases in the assets and liabilities transferred and the portion of these businesses acquired from third parties have been recorded at fair value at the acquisition date using the acquisition method of accounting in accordance with FASB ASC Topic 805, Business Combinations (“ASC Topic 805”). A distribution was recorded on the acquisition date for the portion of the purchase price attributable to related parties. The net assets of the businesses acquired have been retroactively accounted for in our financial statements since January 1, 2009. The net assets attributable to the noncontrolling interest holders have been reflected as a separate component of equity.

If casino gaming were to become legalized in Ohio within seven years from the purchase date of each property and a casino is licensed on the Nautica Properties, the purchase price of each property could increase based on independent appraisals of the land, improvements and other asset values. Any additional purchase price shall be equal to the fair market value of the property at the time that a license is issued to JEI in the State of Ohio for a casino less the purchase price previously paid. There is no maximum additional purchase price. We will continue to evaluate the fair value of this additional contingent purchase price at each balance sheet date throughout the term of the agreement. If applicable, any additional purchase price would be accounted for consistently with the original acquisition accounting, whereby the portion attributable to related parties would be accounted for as a combination of entities under common control and as a distribution, and the portion attributable to third parties would be accounted for using the acquisition method of accounting. At December 31, 2011, the fair value of the aggregate contingent purchase price was immaterial to the financial position of JEI, but could have a material impact in the future if a casino license is granted for the Nautica Properties.

The following table summarizes the net assets acquired and liabilities assumed as of the acquisition date for each acquired property considering both the portion acquired from related parties and the noncontrolling interest holders (as applicable):

	Sugar Warehouse	Flats Development	Nautica Phase 2	Sycamore & Main	Nautica Peninsula Land	Nautica Peninsula Land
Date of acquisition	January 21, 2009	August 16, 2010	January 18, 2011	October 3, 2011	October 28, 2011	April 2, 2012

Current Assets	$47	$—	$—	$—	$—	$—
Property and equipment, net	1,775	1,652	1,305	856	995	81

Total assets acquired	1,822	1,652	1,305	856	995	81
Current liabilities assumed	38	15	60	51	45	—
Other long-term liabilities	63	—	—	—	—	—

Total liabilities assumed	101	15	60	51	45	—

Net assets acquired	$1,721	$1,637	$1,245	$805	$950	$81

Purchase price	$2,450	$2,800	$1,250	$1,100	$971	$229
Distribution to related parties	$2,238	$2,800	$7	$1,100	$107	$229
Payment to noncontrolling interest holders	$212	—	$1,243	—	$864	—

Any change in the fair value of the net assets of the first Nautica Peninsula Land business acquired from the noncontrolling interest holders during the purchase price allocation period (generally within one year of the acquisition date) may result in an allocation to goodwill. The allocation of the purchase price of Nautica Phase 2 paid to acquire the noncontrolling interest was final as of December 31, 2011.

The following schedule discloses the effects on JEI’s equity due to the change in ownership interest in Sugar Warehouse, Nautica Phase 2 and Nautica Peninsula Land discussed above:

	Year Ended December 31,
	2011	2010	2009
Net loss attributable to JEI	$(8,582)	$(1,475)	$(4,716)
Decrease in JEI’s equity for purchase of Sugar Warehouse noncontrolling interest	—	—	(212)
Decrease in JEI’s equity for purchase of Nautica Phase 2 noncontrolling interest	(623)	—	—
Decrease in JEI’s equity for purchase of Nautica Peninsula Land noncontrolling interest	(732)	—	—

Change from net loss attributable to JEI and purchase of the noncontrolling interest	$(9,937)	$(1,475)	$(4,928)

Acquisitions of Video Poker Truck Stops

In 2012 and 2011, we have acquired four video poker truck stops in Louisiana, which were previously wholly owned by another JII subsidiary, Gameco Holdings, Inc. (“Gameco”), an entity under common control and with common management. We acquired Cash Magic Springhill, LLC (“Springhill”) and Cash Magic Vivian, LLC (“Vivian”) on January 31, 2011, Jalou Forest Gold, LLC (“Forest Gold”) on March 31, 2011 and Cash Magic Amite, LLC (“Amite”) on June 29, 2012. The acquisitions of these video poker truck stops have been accounted for as combinations of entities under common control. Therefore, the acquisitions have been recorded at the historical cost bases in the assets and liabilities transferred. A distribution, equal to the purchase price, was recorded on the acquisition date for each property, and the net assets of the entity acquired have been retroactively accounted for in our financial statements since January 1, 2009.

The following table summarizes the net assets acquired and liabilities assumed as of the date of each acquisition:

	Springhill	Vivian	Forest Gold	Amite
Date of acquisition	January 31, 2011	January 31, 2011	March 31, 2011	June 29, 2012

Current assets	$495	$507	$419	$820
Property and equipment, net	2,309	2,555	2,056	2,132
Goodwill	1,376	—	880	2,116
Identifiable intangible assets	318	288	251	165
Other assets	27	12	—	11

Total assets acquired	4,525	3,362	3,606	5,244
Current liabilities assumed	188	228	646	314

Net assets acquired	$4,337	$3,134	$2,960	$4,930

Purchase price	$5,462	$4,913	$3,025	$5,872
Distribution recorded	$5,462	$4,913	$3,025	$5,872
Effective net distribution (distribution less net assets acquired	$1,125	$1,779	$65	$942

Subsequent Event—Black Hawk, Colorado

On February 24, 2012, we entered into a real estate sales contract with Dakota Blackhawk, LLC and Miner’s Mesa Development, LLC wherein we agreed to purchase approximately 45 acres of land located in the City of Black Hawk, Colorado (with approximately 1 acre within the casino gaming district) for an aggregate purchase price of $7,500. A deposit of $575 was paid during the first quarter of 2012. The transaction is subject to the completion of due diligence procedures and typical terms and conditions prior to closing, which is expected to occur on or before January 31, 2013.

5.	LONG-TERM DEBT

Long-term debt and capital lease obligations as of December 31, 2011 and 2010 consist of the following:

	2011 (As adjusted, see Note 4)	2010 (As adjusted, see Note 4)
9 3/4% Senior Unsecured Notes due 2014	$210,000	$210,000
Senior Secured Term Loan Facility due 2012	37,800	38,200
Senior Secured Delayed Draw Term Loan Facility due 2012	18,950	19,150
Senior Secured Revolving Credit Facility due 2011 and 2012	14,900	11,500
Truck Stop Indebtedness	14,456	35,906
Nautica Properties Indebtedness	201	1,483
Capital Leases	3,065	3,160

Total indebtedness	299,372	319,399
Less current indebtedness	(13,306)	(23,018)

Total long-term indebtedness	$286,066	$296,381

9 3/4% Senior Unsecured Notes due 2014 and Senior Secured Credit Facility

On June 16, 2006, we issued senior unsecured notes in the amount of $210,000 bearing interest at 9 3/4% due June 15, 2014 with interest only payments due each June 15 and December 15. We also have a $100,000 senior secured credit facility consisting of: (i) a $40,000 revolving credit facility (of which $3,000 expired June 2011 with the remainder initially due June 2012); (ii) a $40,000 six-year term loan facility initially due June 2012; and (iii) a $20,000 six-year delayed draw term loan initially due June 2012 (see below). Borrowings under our senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime rate, as defined, and (2) the federal funds rate plus  1/2 of 1% or (b) a LIBOR rate for the interest period relevant to such borrowing adjusted for certain costs. At December 31, 2011, the blended interest rate on our senior secured credit facility was approximately 3.50%. As of December 31, 2011, $22,100 was available on the revolving credit facility.

On February 23, 2012, we entered into a second amendment and restatement agreement to our credit facility (the “Restated Credit Agreement”). The Restated Credit Agreement extended the maturity of $45,000 of our term loans and $37,000 of our revolving loan commitments to December 16, 2013, among other minor amendments. In addition, we increased our revolver capacity to $40,000. We are required to pay down $11,750 of term loans on or before the June 16, 2012 maturity date. We also have the right to borrow an additional $12,000 of term loans under the Restated Credit Agreement if we choose, so long as the total indebtedness under the Restated Credit Agreement does not exceed $96,750.

As a result of the Restated Credit Agreement, our interest rate will increase by 0.25% on the loans that mature on December 16, 2013. As such, the interest rate on the drawn revolving loan balance will increase by 0.25%, the interest rate on the $11,750 of term loans that mature June 16, 2012 will remain 3% above LIBOR, and the $45,000 of term loans that mature December 16, 2013 will have an interest rate of 3.25% above LIBOR.

Our $210,000 of 9 3/4% senior unsecured notes rank equally in right of payment with all of our existing and future unsecured senior indebtedness and senior to any existing and future subordinated indebtedness. The notes are effectively subordinated to any secured indebtedness (including indebtedness under our senior secured credit facility) up to the value of the collateral securing such indebtedness. The notes are guaranteed by our current and future restricted subsidiaries that also guarantee our senior secured credit facility. We can redeem all or part of our outstanding senior unsecured notes aggregating $210,000 at the redemption prices set forth below, plus accrued and unpaid interest. The redemption prices, expressed as a percentage of the principal amount, for the 12-month period beginning on June 15 of the years indicated below are as follows:

Year	Percentage
2011	102.438%
2012 and thereafter	100.000%

There are many restrictions and covenants placed upon us under both our secured and unsecured indebtedness. We are required to maintain certain operating performance ratios, our covenants impose various restrictions on us as to the timing of redemptions of our notes, there are various change of control covenants, and there are many other restrictive and operational limitations on us that would be difficult or impossible for us to change. The occurrence of any one of these events and/or covenant violations to our debt agreements could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under our debt agreements. The failure to repay or maintain compliance with our covenants on any of our indebtedness would result in an event of default under both our senior credit facility and our note indenture. Annual distributions may be made to our owner in an aggregate amount not to exceed the greater of $1,000 or 50% of consolidated net income as defined in our credit agreement and indenture. At December 31, 2011, we were in compliance with our financial covenants.

Truck Stop Indebtedness

At December 31, 2010, we had truck stop indebtedness totaling $35,906. Of this total, $20,723 outstanding indebtedness was paid in full during 2011 in connection with the sales of Springhill, Vivian and Forest Gold to JEI. The remaining balance represents the outstanding indebtedness of Amite, which was not assumed by JEI upon the sale of Amite to JEI. See Note 4.

Nautica Properties Indebtedness

At December 31, 2010, we had Nautica Properties indebtedness totaling $1,483, of which $1,147 was paid in full during 2011 in connection with the sales of Nautica Phase 2 and Sycamore & Main to JEI. See Note 4.

Capital Leases

Gold Dust West-Elko has a capital lease on its building, which requires interest and principal payments of $21 per month. The lease initially matured in October 2010. We have the right to extend the lease three times, each for five year intervals, or to purchase the land and building for $5,398 at any time through the first renewal period (i.e., through October 2015). The purchase option is no longer available after the first renewal period. Effective November 1, 2010, Gold Dust West-Elko exercised its right to extend the lease for five years to October 2015. The effective interest rate is 16.9%. Each additional lease renewal, if elected, will result in an increase in monthly payments based on the Consumer Price Index, as published.

Colonial has a capital lease on the land under its satellite wagering facility in Vinton, Virginia, which requires interest and principal payments of $11 per month. The lease initially matured in September 2009. We have the right to extend the term of the lease five times, each for five year intervals, or to purchase the land for $800 at any time after the first renewal period of the lease (i.e., after September 11, 2014). In 2009, we exercised our right under the lease to extend the term for five years to September 11, 2014. The effective interest rate is 11.8%. Each additional lease renewal, if elected, will result in an increase in monthly payments by 10% over the previous lease term.

Colonial has a capital lease on the land and building for its satellite wagering facility in Chesapeake, Virginia, with interest and principal payments of $6 per month until October 2010, then interest and principal payments of $7 per month until October 2015, with three renewal periods of five years each with monthly payments starting at $8 per month and increasing to $11 per month. The effective interest rate is 10.5% per annum.

The Company has historically entered into various other insignificant capital leases related to equipment used in its video poker truck stops and vehicles used by executives of JEI. These capital leases were paid in full in 2011.

Scheduled maturities of long-term debt and capital lease obligations as of December 31, 2011, are as follows:

2012	$13,306
2013	60,422
2014	211,815
2015	1,049
2016	1,118
Thereafter	11,662

Total	$299,372

6.	FAIR VALUE OF FINANCIAL INSTRUMENTS

FASB ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”), establishes a framework for measuring fair value and requires specific disclosures about fair value measurements. ASC Topic 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the measurement date. The guidance identifies market or observable inputs as the preferred sources of values, followed by assumptions based on hypothetical transactions in the absence of market inputs. The guidance establishes a hierarchy for grouping these assets and liabilities, based on the significance level of the following inputs:

•	Level 1 — inputs are unadjusted quoted prices for identical assets or liabilities in active markets.

•

Level 2 — inputs include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 — inputs are unobservable and considered significant to the fair value measurement.

A financial instrument’s categorization within the hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Recurring Fair Value Measurements—Investment in Equity Securities

We own approximately three percent of the outstanding shares of MTR Gaming Group, Inc. (“MTR”), a publicly-traded gaming company. Our affiliates have also historically invested in MTR, which resulted in a combined ownership of approximately 18.3% of the outstanding common shares of MTR as of December 31, 2011 and thus making the affiliated group MTR’s largest shareholder.

We have elected the fair value option permitted by FASB ASC Topic 825, Financial Instruments (“ASC Topic 825”), and therefore, we recognize changes in the fair value of our investment in MTR as unrealized gains/losses in earnings based on its quoted market price. We recorded an unrealized loss (gain) on the change in the fair value of the investment totaling $131, ($594) and $309 for the years ended December 31, 2011, 2010 and 2009, respectively.

The following table presents information about our assets measured at fair value on a recurring basis as of December 31, 2011, aggregated by the level in the fair value hierarchy within which those assets fall:

Assets Measured at Fair Value on a Recurring Basis at December 31, 2011
	Total Fair Value	Level 1	Level 2	Level 3
Investment in equity securities	$1,521	$1,521	—	—

The following table presents information about our assets measured at fair value on a recurring basis as of December 31, 2010, aggregated by the level in the fair value hierarchy within which those assets fall:

Assets Measured at Fair Value on a Recurring Basis at December 31, 2010
	Total Fair Value	Level 1	Level 2	Level 3
Investment in equity securities	$1,652	$1,652	—	—

Effective May 6, 2008, our CEO was appointed to the MTR board of directors, and on October 31, 2008, he became the chairman of the MTR board. In March 2010, our CEO resigned from MTR’s board of directors. For the period that our CEO was the chairman of the MTR board, we reached a level of significant influence. Therefore, consistent with the requirements of ASC Topic 825 and Rule 4-08(g) of Regulation S-X of the Securities Exchange Act of 1934, the following is summary level financial information of MTR for the three months ended March 31, 2010 and for the year ended December 31, 2009 as derived from its reports filed with the SEC:

	Three Months Ended March 31, 2010	Year Ended December 31, 2009
Net revenues	$99,359	$444,155
Total operating expenses	90,069	421,308
Loss from continuing operations	(3,137)	(23,698)
Net loss	(3,280)	(22,538)

Nonrecurring Fair Value Measurements—Property, Plant and Equipment and Goodwill

We apply the provisions of the fair value measurement standard to our nonrecurring, non-financial measurements including property, plant and equipment and goodwill impairments. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. Property, plant and equipment is evaluated for impairment and reduced to fair value when there is an indication that the carrying costs exceed the sum of the undiscounted cash flows. Goodwill is evaluated for impairment and reduced to fair value when there is an indication that the carrying costs exceed the fair value.

During June 2011, we evaluated our ability to recover the recorded cost of Gold Dust West-Carson City. See Note 11. Based on this evaluation, we recorded an impairment of long-lived assets totaling $10,065 related to this property. We used Level 3 inputs and income valuation, market valuation, and cost valuation techniques to measure the fair value of the Gold Dust West-Carson City asset group as of June 30, 2011. We considered a variety of factors when estimating the fair value of the asset group, including estimates about the future operating results, appropriate discount rates, multiples of EBITDA (earnings before interest, income taxes, depreciation and amortization), investment banker market analyses, and recent sales of comparable assets. A variety of estimates and judgments about the relevance and comparability of this information to our assets were made. Additionally, as discussed in Note 4, the portions of property, plant and equipment of Nautica Phase 2 and Nautica Peninsula Land acquired from third parties have been recorded at fair value at their acquisition dates.

As discussed in Note 3, prior to the acquisition by JEI, we determined the carrying value of the goodwill at Amite was impaired. Consequently, we recorded a goodwill impairment charge of $2,177 during the year ended December 31, 2011.

The following table presents information about our non-financial assets measured at fair value on a nonrecurring basis during 2011, aggregated by the level in the fair value hierarchy within which those assets fall:

Assets Measured at Fair Value on a Nonrecurring Basis During 2011 (As adjusted, see Note 4)
	Total Fair Value	Level 1	Level 2	Level 3
Property, plant and equipment	$8,400	—	—	$8,400
Goodwill	$2,116	—	—	$2,116

As discussed in Note 3, prior to the acquisitions by JEI, we determined the carrying value of the goodwill at Forest Gold and Amite was impaired. Consequently, we recorded a goodwill impairment charge of $3,444 during the year ended December 31, 2010.

The following table presents information about our non-financial assets measured at fair value on a nonrecurring basis during 2010, aggregated by the level in the fair value hierarchy within which those assets fall:

Assets Measured at Fair Value on a Nonrecurring Basis During 2010 (As adjusted, see Note 4)
	Total Fair Value	Level 1	Level 2	Level 3
Goodwill	$5,173	—	—	$5,173

Other Estimated Fair Value Disclosures

The following disclosure of estimated fair value of our debt and capital lease obligations has been determined using available market information and discounted cash flow analysis. However, considerable judgment is required to interpret market data in order to develop the estimates of fair value. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The estimated fair value of our debt and capital lease obligations as of December 31, 2011 and 2010 is as follows:

	2011 (As adjusted, see Note 4)		2010 (As adjusted, see Note 4)
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Liabilities—Debt and capital lease obligations	$299,372	$287,809	$319,399	$320,042

The estimation methodologies utilized are summarized as follows:

Debt—The fair value of our senior unsecured notes is based upon quoted market rates. The fair value of our variable rate debt and other fixed rate debt is estimated based on a discounted cash flow analysis, using the prevailing market interest rates for debt of similar dollar amount, maturity and risk.

The estimated fair value of our other financial instruments, such as cash and cash equivalents, accounts receivable and accounts payable, have been determined to approximate carrying value based on the short-term nature of those financial instruments.

7.	RELATED PARTY TRANSACTIONS

JIMCO Management Agreement

In order to assist us in our efforts to research, develop, perform due diligence on and possibly acquire new gaming opportunities, we have a consulting agreement with Jacobs Investments Management Co. Inc. (“JIMCO”), 82% of which is owned by Jeffrey P. Jacobs and the remaining 18% of which is owned in equal portions by two of his business associates. This agreement calls for payments of $1,250 per year payable in two equal installments of $625 on January 1st and July 1st plus 2.5% of budgeted development costs for projects undertaken by us, if certain debt covenant ratios are met. Total expenses incurred under this agreement with JIMCO were $1,250, $1,250 and $1,325 for the years ended December 31, 2011, 2010 and 2009, respectively.

Jalou Device Owner, L.P.

Under Louisiana law, video poker machines must be owned by Louisiana residents. Through October 2009, the video poker truck stops paid a fee to the third party owner of the machines in order to maintain the machines used in our video poker truck stops, plus reimbursement for the owner’s licensing costs and various other expenses. Beginning in November 2009, the ownership of the video poker machines and the related repair parts inventory used by in our video poker truck stops was transferred from the third party owner to a related party, Jalou Device Owner, L.P. (“Device Owner”), of which Gameco owns 49% and is the general partner. Two Louisiana residents own the remaining 51% of Device Owner and are the limited partners. Our video poker truck stops pay 90 cents per operating video poker machine per day to Device Owner, plus reimbursement for Device Owner’s licensing costs. Total expense under these arrangements was $1,579, $1,577 and $1,402 for the years ended December 31, 2011, 2010 and 2009, respectively.

Other Related Party Transactions

During 2009, we incurred expenses with the R.E. Jacobs Group for JEI-related airplane usage totaling $113. Additionally, prior to our acquisition, Nautica Phase 2 periodically provided working capital advances to JIMCO. These advances totaled $583 as of December 31, 2010 and are included in the balances due from affiliates discussed below. These working capital advances were settled at closing of the acquisition of Nautica Phase 2 by JEI during 2011.

Balances Due To/From Affiliates

Each of the above related party transactions results in either receivables from or payables to our affiliates. As of December 31, 2011 and 2010, these transactions resulted in net receivables from affiliates totaling $225 and $1,941, respectively. As of December 31, 2011 and 2010, these transactions resulted in net payables to affiliates totaling $5,446 and $4,306, respectively.

8.	COMMITMENTS AND CONTINGENCIES

Commitments

Colonial has an agreement with a totalisator company to provide totalisator equipment and services for pari-mutuel wagering at all of Colonial’s facilities and through Colonial’s EZ Horseplay account wagering platform. The agreement has fixed and variable cost elements and expires in February 2015. Colonial has two one year renewal options. Colonial also has an agreement with a company which provides the internet wagering interface, video streaming and other services which support Colonial’s EZ Horseplay account wagering platform. Fees payable under the agreement is primarily based upon a sliding scale of the amount annually wagered through EZ Horseplay. The agreement expires in February 2014. Total expense incurred for totalisator and account wagering support services under these agreements was $1,071, $762, and $850 for the years ended December 31, 2011, 2010 and 2009, respectively.

The Interstate Horse Racing Act requires that we secure the consent of the Virginia Horsemen’s Benevolence and Protective Association (the “VaHBPA”) and the Virginia Harness Horse Association (“VHHA”) to export the simulcasting of races. These consents are usually contained in the agreement between each group and Colonial. We have an agreement with the VHHA that expires December 31, 2014 and an agreement with the VaHBPA that expires December 31, 2012.

JEI Distributing, LLC (“JEID”), a wholly-owned subsidiary of JEI, entered into fuel supply agreements with CITGO Petroleum Corporation (“CITGO”). The agreements provide for the purchase and sale of CITGO branded and unbranded gasoline and diesel fuel. On December 21, 2009, JEID and CITGO entered into a five-year Marketer Franchise Agreement (the “MFA”) which created a franchise relationship between JEID and CITGO and requires JEID to purchase at least 90% of certain listed monthly quantities of gasoline from CITGO in order to maintain the franchise and not be in violation of the MFA. Under the MFA, CITGO grants JEID the right to use CITGO’s applicable brand names, trademarks and other forms of CITGO’s identification, in connection with the resale by JEID of products acquired under CITGO’s brand names. Additionally, on December 21, 2009, JEID and CITGO entered into an Unbranded Rack Sales Agreement (the “RSA”). Although the initial term of the RSA is five years followed by annual renewals, the RSA provides that either party may terminate the RSA, without cause, upon providing thirty days written notice. The RSA requires JEID to purchase at least 90% of certain listed monthly quantities of fuel from CITGO in order to qualify for CITGO’s rack posting pricing in effect and not be in violation of the RSA. The Addendum to Unbranded Rack Sales Agreement between JEID and CITGO, also dated December 21, 2009, amends the pricing for unbranded fuel under the RSA. The amended pricing equals the sum of the base price and an adder fee that is dependent on the location of the terminal where the product is delivered.

Operating Leases

Our operating leases include various land and building leases for certain properties in Nevada, Louisiana and Virginia, leases for office space in Colorado, Louisiana, Virginia and Florida, as well as leases for automobiles and other property and equipment at all locations, expiring at various dates. Total expense under these non-cancelable operating leases was $3,121, $3,059 and $2,987 for the years ended December 31, 2011, 2010 and 2009, respectively.

The future minimum commitments relating to JEI’s non-cancelable operating leases are as follows:

Years Ending December 31
2012	$3,236
2013	2,954
2014	2,712
2015	2,449
2016	1,664
Thereafter	22,405

Total	$35,420

Capital Leases

The following is an analysis of the leased property under capital leases:

Class of Property	2011	2010
Land	$1,182	$1,182
Buildings	1,686	1,686
Equipment and furniture and fixtures	—	255
Other	—	40
Less: accumulated depreciation	(427)	(600)

Total leased property under capital leases	$2,441	$2,563

As of December 31, 2011, the following is a schedule by years of future minimum lease payments under capital leases together with the net present value of the minimum lease payments:

Years Ending December 31
2012	$474
2013	474
2014	1,241
2015	345
2016	353
Thereafter	3,809

Total future minimum lease payments	6,696
Less amount representing interest ranging from 10.5% to 16.9% per annum	3,631

Net present value of minimum lease payments	$3,065

Contingencies

We are involved in routine litigation arising in the ordinary course of our business pertaining to workers’ compensation claims, equal opportunity employment issues, or guest injury claims. All such claims are routinely turned over to our insurance providers. None of the claims is expected to have a material impact on our financial position, results of operations or cash flows. We believe these matters are covered by appropriate insurance policies.

In March 2008, the Nevada Supreme Court ruled that food and non-alcoholic beverages purchased for use in providing complimentary meals to customers and to employees were exempt from use tax. Recently, the Nevada Department of Taxation has asserted that gaming companies should pay sales tax on customer complimentary meals and employee meals on a prospective basis. This position stems from a recent Nevada Tax Commission decision which states that complimentary meals provided to customers are subject to sales tax at the retail value of the meal and employee meals are subject to sales tax at the cost of the meal. A petition for judicial review of the Nevada Tax Commission decision has been filed in Clark County District Court. We continue to evaluate the position asserted by the Nevada Department of Taxation. The resolution of this matter is not expected to have a material impact on our consolidated financial statements.

9.	ACCRUED EXPENSES

Accrued expenses as of December 31, 2011 and 2010, include the following:

	December 31, 2011 (As adjusted, see Note 4)	December 31, 2010 (As adjusted, see Note 4)
Payroll and related	$5,757	$4,921
Gaming taxes payable	3,388	3,322
Interest payable	1,358	1,120
Property taxes payable	1,176	1,147
Slot club liability	1,210	1,200
Progressive jackpot liability	1,549	1,260
Purses due horsemen	375	511
Other	3,848	3,651

	$18,661	$17,132

10.	EMPLOYEE BENEFIT PLANS

The Company is the sponsor of Jacobs Entertainment, Inc.’s 401(k) Plan (the “Plan”). The Plan is a defined contribution plan. The Plan allows eligible employees to make tax-deferred contributions that are matched by us up to a specified level. We contributed approximately $472, $424, and $93 to the Plan for the years ended December 31, 2011, 2010 and 2009, respectively.

11.	IMPAIRMENT OF LONG-LIVED ASSETS

During 2011, based on operating results, we were required, pursuant to FASB ASC Topic 360, Property, Plant and Equipment, to assess our ability to recover the recorded cost of the Gold Dust West-Carson City long-lived assets. We prepared a cash flow analysis based on management’s best estimates in an effort to assess the likelihood of recovering the cost of these assets. Based on these projections and the related underlying assumptions as well as our knowledge of the Carson City market, we believe that we will not be able to fully recover the carrying cost of these assets, and therefore, Gold Dust West-Carson City recorded an impairment of long-lived assets totaling $10,065 as of June 30, 2011. Future events such as actual performance versus projected performance, continued market decline, increased and/or changing competitive forces, or other unforeseen events could change our estimates and cause us to recognize an additional impairment in the carrying value of the Gold Dust West-Carson City long-lived assets in future periods. Such an impairment could be material to our financial position and results of operations.

12.	CONSTITUTIONAL AMENDMENTS

During 2009, we provided financial support to oppose a proposed constitutional amendment in Ohio (“Issue 3”) that would allow for one casino each at designated locations in Cincinnati, Cleveland, Columbus and Toledo and distribute to all Ohio counties a tax on the casinos. For the year ended December 31, 2009, we provided financial support totaling $2,285 to oppose Issue 3. On November 3, 2009, Issue 3 was passed in Ohio which permits casino gaming at the locations designated in the amendment. None of the designated locations is owned by JEI or its affiliates.

13.	SEGMENT INFORMATION

Our CEO is our chief operating decision maker. At December 31, 2011, 2010 and 2009, we had four segments representing the geographic regions of our operations. Each segment is managed separately because of the unique characteristics of its revenue stream and customer base. We have aggregated our operations into these four segments based on similarities in the nature of the properties’ businesses, customers and regulatory environment in which each property operates. The Colorado segment consists of The Lodge and Gilpin casinos. Our Nevada segment includes the Gold Dust West-Reno, Gold Dust West-Carson City and Gold Dust West-Elko casinos. The Louisiana operations consist of video poker truck stops, and the Virginia segment consists of Colonial’s pari-mutuel operations and satellite wagering facilities.

The accounting policies of the segments are the same as those described in Note 2. Corporate and other, which represents all other income and expenses, is also presented.

As of and for the Year Ended December 31, 2011

	Colorado	Nevada	Louisiana (As adjusted, See Note 4)	Virginia	Corporate and Other (As adjusted, See Note 4)	Total (As adjusted, See Note 4)
Revenues:
Gaming
Casino	$107,743	$36,152				$143,895
Truck stop			$75,788			75,788
Pari-mutuel				$27,920		27,920
Food and beverage	11,854	9,569	5,954	1,785		29,162
Convenience store—fuel			119,548			119,548
Convenience store—other			14,992			14,992
Hotel	1,941	1,915				3,856
Other	1,007	1,241	1,560	1,475	$735	6,018

Total revenues	122,545	48,877	217,842	31,180	735	421,179
Less: Promotional allowances	(24,540)	(6,178)	(6,322)			(37,040)

Net revenues	$98,005	$42,699	$211,520	$31,180	$735	$384,139

EBITDA (1)	$32,253	$(2,536)	$19,928	$875	$(9,867)	$40,653

Depreciation and amortization	$6,596	$5,894	$6,045	$2,459	$757	$21,751

Interest income	$—	$—	$6	$15	$—	$21

Interest expense	$8,629	$5,097	$5,910	$516	$7,327	$27,479

Net loss						$(8,556)

Balance Sheet Information—December 31, 2011
Goodwill	$6,711	$8,836	$35,297	$—	$—	$50,844

Identifiable intangible assets, net	$—	$—	$8,675	$—	$—	$8,675

Property, plant and equipment, net	$86,571	$25,194	$46,636	$60,773	$11,748	$230,922

Total assets	$108,238	$41,081	$103,304	$65,774	$15,488	$333,885

Long-term debt	$84,771	$61,086	$76,316	$4,844	$59,049	$286,066

Capital expenditures	$4,764	$3,043	$2,157	$1,298	$1,046	$12,308

As of and for the Year Ended December 31, 2010

	Colorado	Nevada	Louisiana (As adjusted, see Note 4)	Virginia	Corporate And Other (As adjusted, see Note 4)	Total (As adjusted, see Note 4)
Revenues:
Gaming
Casino	$105,056	$35,209				$140,265
Truck stop			$73,795			73,795
Pari-mutuel				$27,669		27,669
Food and beverage	11,939	9,382	6,881	1,982		30,184
Convenience store—fuel			95,852			95,852
Convenience store—other			14,155			14,155
Hotel	1,936	1,870				3,806
Other	932	1,268	2,005	1,634	$764	6,603

Total revenues	119,863	47,729	192,688	31,285	764	392,329
Less: Promotional allowances	(23,338)	(6,593)	(5,990)			(35,921)

Net revenues	$96,525	$41,136	$186,698	$31,285	$764	$356,408

EBITDA (1)	$31,221	$7,119	$18,840	$1,483	$(8,986)	$49,677

Depreciation and amortization	$6,792	$6,346	$6,341	$2,261	$954	$22,694

Interest income	$—	$—	$12	$9	$5	$26

Interest expense	$8,563	$5,223	$6,957	$541	$7,158	$28,442

Net loss						$(1,433)

Balance Sheet Information—December 31, 2010
Goodwill	$6,711	$8,836	$37,474	$—	$—	$53,021

Identifiable intangible assets, net	$—	$—	$8,479	$—	$—	$8,479

Property, plant and equipment, net	$88,587	$38,124	$48,266	$61,856	$10,668	$247,501

Total assets	$110,380	$54,412	$107,701	$66,959	$16,363	$355,815

Long-term debt	$84,771	$61,113	$68,504	$4,875	$77,118	$296,381

Capital expenditures	$3,866	$3,653	$2,517	$1,329	$439	$11,804

As of and for the Year Ended December 31, 2009

	Colorado	Nevada	Louisiana (As adjusted, see Note 4)	Virginia	Corporate And Other (As adjusted, see Note 4)	Total (As adjusted, see Note 4)
Revenues:
Gaming
Casino	$102,032	$37,734				$139,766
Truck stop			$76,159			76,159
Pari-mutuel				$32,276		32,276
Food and beverage	11,388	8,961	9,170	2,424		31,943
Convenience store—fuel			73,370			73,370
Convenience store—other			15,551			15,551
Hotel	1,738	1,869				3,607
Other	947	1,362	1,581	1,812	$928	6,630

Total revenues	116,105	49,926	175,831	36,512	928	379,302
Less: Promotional allowances	(21,059)	(8,507)	(5,751)			(35,317)

Net revenues	$95,046	$41,419	$170,080	$36,512	$928	$343,985

EBITDA (1)	$32,325	$7,576	$16,174	$1,547	$(11,500)	$46,122

Depreciation and amortization	$7,087	$5,984	$6,584	$2,124	$1,020	$22,799

Interest income	$—	$—	$8	$17	$3	$28

Interest expense	$8,686	$5,084	$6,734	$594	$6,906	$28,004

Net loss						$(4,653)

Balance Sheet Information—December 31, 2009
Goodwill	$6,711	$8,836	$40,918	$—	$—	$56,465

Identifiable intangible assets, net	$—	$—	$9,426	$—	$—	$9,426

Property, plant and equipment, net	$91,585	$40,907	$50,305	$62,964	$10,818	$256,579

Total assets	$113,679	$57,580	$114,466	$67,847	$17,060	$370,632

Long-term debt	$84,981	$61,337	$69,198	$4,902	$89,302	$309,720

Capital expenditures	$7,722	$2,887	$3,942	$1,052	$900	$16,503

(1)	EBITDA (earnings before interest, income taxes, depreciation and amortization) is presented as supplemental information in the tables above as it is a key measure of operating performance used by our chief operating decision maker. EBITDA can be reconciled directly to our consolidated net income (loss) by adding the amounts shown for depreciation, amortization, income taxes and interest to net income (loss). This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income (loss), nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and comparability may be limited. Management believes that presentation of a non-GAAP financial measure such as EBITDA is useful because it allows holders of our debt and management to evaluate and compare our operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures. Management internally evaluates the performance of our segments using EBITDA measures as do most analysts following the gaming industry. EBITDA is also a key component of certain financial covenants in our debt agreements.

14.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Our senior secured credit facility and unsecured senior notes are both guaranteed by our current and future restricted subsidiaries. Each subsidiary guarantor is 100% owned by the parent company, all guarantees are full and unconditional and joint and several, and all subsidiaries of JEI guarantee the securities.

The following information sets forth our Condensed Consolidating Balance Sheets as of December 31, 2011 and 2010, and the Condensed Consolidating Statements of Operations and the Condensed Consolidating Statements of Cash Flows for the three years ended December 31, 2011 as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. Investments in our subsidiaries are accounted for on the equity method. Accordingly, entries necessary to consolidate the Parent Company Issuer and our Subsidiary Guarantors are reflected in the eliminations column.

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEETS

AS OF DECEMBER 31, 2011

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Eliminations	Consolidated
ASSETS
Current assets	$511	$36,561		$37,072
Property, plant and equipment, net	868	230,054		230,922
Net investment in and advances to subsidiaries	71,242		$(71,242)	—
Other long-term assets	2,879	63,012		65,891

Total assets	$75,500	$329,627	$(71,242)	$333,885

LIABILITIES AND EQUITY
Current liabilities	$15,584	$30,174		$45,758
Long-term debt	269,450	16,616		286,066
Long-term debt (receivable from) payable to affiliate	(210,407)	210,407		—
Other long-term liabilities	23	1,188		1,211
Total equity	850	71,242	$(71,242)	850

Total liabilities and equity	$75,500	$329,627	$(71,242)	$333,885

AS OF DECEMBER 31, 2010

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Eliminations	Consolidated
ASSETS
Current assets	$554	$37,858		$38,412
Property, plant and equipment, net	897	246,604		247,501
Net investment in and advances to subsidiaries	81,822		$(81,822)	—
Other long-term assets	4,389	65,513		69,902

Total assets	$87,662	$349,975	$(81,822)	$355,815

LIABILITIES AND EQUITY
Current liabilities	$5,884	$47,130		$53,014
Long-term debt	275,250	21,131		296,381
Long-term debt (receivable from) payable to affiliate	(198,782)	198,782		—
Other long-term liabilities	4	1,110		1,114
Total equity	5,306	81,822	$(81,822)	5,306

Total liabilities and equity	$87,662	$349,975	$(81,822)	$355,815

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Net revenues	$—	$384,314	$(175)	$384,139
Costs and expenses	(10,084)	(355,328)	175	(365,237)
Interest expense, net	(5,679)	(21,779)	—	(27,458)
Equity in earnings of subsidiaries	7,181	—	(7,181)	—
Noncontrolling interest	—	(26)	—	(26)

Net (loss) income attributable to JEI	$(8,582)	$7,181	$(7,181)	$(8,582)

FOR THE YEAR ENDED DECEMBER 31, 2010

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Net revenues	$—	$356,583	$(175)	$356,408
Costs and expenses	(9,440)	(320,160)	175	(329,425)
Interest expense, net	(5,452)	(22,964)	—	(28,416)
Equity in earnings of subsidiaries	13,417	—	(13,417)	—
Noncontrolling interest	—	(42)	—	(42)

Net (loss) income attributable to JEI	$(1,475)	$13,417	$(13,417)	$(1,475)

FOR THE YEAR ENDED DECEMBER 31, 2009

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Eliminations	Consolidated
Net revenues	$—	$344,310	$(325)	$343,985
Costs and expenses	(12,359)	(308,628)	325	(320,662)
Interest expense, net	(5,184)	(22,792)	—	(27,976)
Equity in earnings of subsidiaries	12,827	—	(12,827)	—
Noncontrolling interest	—	(63)	—	(63)

Net (loss) income attributable to JEI	$(4,716)	$12,827	$(12,827)	$(4,716)

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2011

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Consolidated
Net cash provided by operating activities	$25,129	$5,017	$30,146

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(432)	(11,876)	(12,308)
Proceeds from sale of equipment	—	161	161
Purchases of device rights	—	(1,799)	(1,799)

Net cash used in investing activities	(432)	(13,514)	(13,946)

FINANCING ACTIVITIES:
Proceeds from issuance of debt	—	800	800
Proceeds from revolving line of credit	40,800	—	40,800
Payments on long-term debt	(401)	(1,812)	(2,213)
Payments on revolving line of credit	(37,400)	—	(37,400)
Net advances to/from subsidiaries	(9,890)	9,890	—
Acquisition of noncontrolling interest	(2,107)	—	(2,107)
Contribution from stockholder	—	63	63
Distributions to stockholder	(15,614)	—	(15,614)

Net cash (used in) provided by financing activities	(24,612)	8,941	(15,671)

Net Increase in Cash and Cash Equivalents	85	444	529
Cash and Cash Equivalents—Beginning of Year	196	24,672	24,868

Cash and Cash Equivalents—End of Year	$281	$25,116	$25,397

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2010

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Consolidated
Net cash provided by operating activities	$19,570	$9,119	$28,689

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(145)	(11,659)	(11,804)
Proceeds from sale of equipment	37	301	338
Purchases of device rights	—	(901)	(901)

Net cash used in investing activities	(108)	(12,259)	(12,367)

FINANCING ACTIVITIES:
Payments to obtain financing	(1,500)	—	(1,500)
Proceeds from revolving line of credit	24,000	—	24,000
Payments on long-term debt	(406)	(3,133)	(3,539)
Payments on revolving line of credit	(31,500)	—	(31,500)
Net advances to/from subsidiaries	(6,251)	6,251	—
Contribution from stockholder	—	95	95
Distributions to stockholder	(3,800)	(4)	(3,804)

Net cash (used in) provided by financing activities	(19,457)	3,209	(16,248)

Net Increase in Cash and Cash Equivalents	5	69	74
Cash and Cash Equivalents—Beginning of Year	191	24,603	24,794

Cash and Cash Equivalents—End of Year	$196	$24,672	$24,868

JACOBS ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2009

(As adjusted, see Note 4)

	Parent Company Issuer	Subsidiary Guarantors	Consolidated
Net cash provided by operating activities	$8,971	$14,692	$23,663

INVESTING ACTIVITIES:
Additions to property, plant and equipment	(192)	(16,311)	(16,503)
Proceeds from sale of equipment	4	387	391
Purchases of device rights	—	(1,203)	(1,203)
Acquisition of noncontrolling interest	(212)	—	(212)

Net cash used in investing activities	(400)	(17,127)	(17,527)

FINANCING ACTIVITIES:
Payments to obtain financing	(555)	—	(555)
Proceeds from revolving line of credit	29,463	—	29,463
Payments on long-term debt	(404)	(2,124)	(2,528)
Payments on revolving line of credit	(27,000)	—	(27,000)
Net advances to/from subsidiaries	(7,127)	7,127	—
Contribution from stockholder	—	66	66
Distributions to stockholder	(3,244)	(46)	(3,290)

Net cash (used in) provided by financing activities	(8,867)	5,023	(3,844)

Net (Decrease) Increase in Cash and Cash Equivalents	(296)	2,588	2,292
Cash and Cash Equivalents—Beginning of Year	487	22,015	22,502

Cash and Cash Equivalents—End of Year	$191	$24,603	$24,794

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